Exhibit 99.B(d)(12)(ii)

December 28, 2009

Ms. Deanna Garisto

Legg Mason & Co., LLC

100 First Stamford Place, 5th Floor

Stamford, CT 06902

Dear Ms. Garisto:

On Thursday, November 12, 2009, the Board of Trustees (the “Board”) of ING Mutual Funds approved the termination of Batterymarch Financial Management, Inc. (“Batterymarch”) as Sub-Adviser to ING International SmallCap Multi-Manager Fund. Thus the Sub-Advisory Agreement with Batterymarch (the “Agreement”) will terminate in accordance with Section 17 of the Agreement, effective on or about February 26, 2010.

In the interim, we will be contacting you to facilitate a smooth transition. Further, the Board of Trustees has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders. I know we can count on your cooperation in this regard.

Very truly yours,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Mutual Funds

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Mutual Funds